Exhibit 4.3

Deloitte LLP La Tour Delaitte 1190 Avenue des Canadiens-de-Montreal Suite 500 Montreal QC H3B OM7 Canada Tel: 514-393-7115 Fax: 514-390-4111 www.deloitte.ca

Consent of Independent Auditors

We consent to the use in this Registration Statement of MTY Food Group Inc. (the "Company") on Form F-80 of our report dated December 8, 2017 related to the amended and restated consolidated financial statements of the Company as at and for the years ended November 30, 2016 and 2015, appearing in the Notice of special meeting of shareholders and Management Information Circular ("Circular"), which is part of this Registration Statement, and to the reference to us under the heading "Auditor, transfer agent and registrar" in such Circular.

/s/ Deloitte LLP 1

Montreal, Canada
January 16, 2018

[1] CPA auditor, CA, public accountancy permit No. Al10972

Member of Deloitte Touche Tohmatsu Limited